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                                                                  EXHIBIT 10.4.6

                          [NATIONSBANK LETTERHEAD]



February 19, 1998

Mr. Karl Brown
President
American Aircarriers Support, Inc.
3516 Centre Circle Dr.
Fort Mill, South Carolina 29715

Dear Karl:

Thank you for the opportunity to make the following commitment to you. NationsBank, N.A. (the "Bank") is pleased to have approved for American Aircarriers Support, Inc. (the "Borrower") a credit facility consisting of a Revolving Line of Credit in an amount not to exceed $10,000,000.00 (the "Loan"). This commitment is for the purpose of supporting working capital (accounts receivable and inventory), engine leasing, the issuance of Letters of Credit and for general corporate purposes.

This commitment is subject to the execution and delivery to the Bank of legal documents yet to be prepared, including, without limitation, loan agreements, promissory notes, guaranties, and collateral and security documents. All such documents must be satisfactory in form and substance to the Bank and its counsel.

The making and funding of any loans under this commitment (in addition to any other conditions which may be required in the documents referred to in the preceding paragraph) is expressly subject to the terms and conditions set forth in the attached Terms and Conditions.

If you find the terms and conditions of this commitment to be acceptable to you, please execute the enclosed copy of this letter and return it to the undersigned. This commitment shall expire, if not signed and returned along with the commitment fee, by February 25, 1998. In addition, the closing of the Loan shall occur prior to March 25, 1998.

We appreciate the opportunity to provide you with the financial services of NationsBank, N.A.

Sincerely,


Paul W. Rehkow
Assistant Vice President

Accepted and agreed to this 19th day of February, 1998.


AMERICAN AIRCARRIERS SUPPORT, INC.

By: /s/ Karl F. Brown
   --------------------------
Karl F. Brown, President
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                              TERMS AND CONDITIONS


BORROWER:  American Aircarriers Support, Inc.

PURPOSE: Proceeds to be used by Borrower to support working capital (accounts receivable and inventory), engine leasing, the issuance of Letters of Credit, and for general corporate purposes.

AMOUNT OF LOAN: Not to exceed $10,000,000.00, with a $2,000,000.00 sub-limit for issuance of Letters of Credit.

MATURITY DATE:  September 30, 1998

INTEREST RATE: Interest on the outstanding principal under the Loan will be payable monthly in arrears and be a floating rate per annum equal to the 30, 60, 90, or 180 day LIBOR, as elected by the Borrower, as determined by NationsBank and adjusted for reserves, deposit insurance assessments and other regulatory costs plus the Applicable Margin. For informational purposes, the 90 day LIBOR, as of February 19, 1998, is 5.63%.

The Applicable Margin shall be based on the Borrower's Debt to Tangible Net
Worth Ratio as defined under the Financial Covenants section herein.   The
calculation and any change in the Applicable Margin shall take place on the first day of the month immediately following receipt of financial statements for the preceding fiscal quarter. The following parameters shall govern the Applicable Margin:

         Debt to Tangible Net Worth Ratio                   Applicable Margin
         --------------------------------                   -----------------
         > than 1.0 to 1.0                                          2.25%

         < or equal to 1.0 to 1.0 but                               2.00%

         > or equal to 0.60 to 1.0

         < than 0.60 to 1.0                                         1.75%


COMMITMENT FEE: Borrower agrees to pay a commitment fee of $23,000.00 upon acceptance of this commitment.

REPAYMENT TERMS: Principal shall be paid in full in a single payment on September 30, 1998. Interest thereon shall be paid monthly, commencing on March 31, 1998 and continuing on the last day of each successive month thereafter, with a final payment of all unpaid interest at the stated maturity date of the Loan.

Borrower may borrow, repay and reborrow under the Loan at any time, provided, that Borrower is not in default under any provision of the Loan, any other documents executed in connection with this Loan, or any other note or loan documents now or hereafter executed in connection with any other obligation of Borrower to Bank, and provided that the borrowings hereunder do not exceed any borrowing base or other limitation on borrowings.
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LOAN DOCUMENTS:

The Loan shall be made under and governed by definitive Loan documents to be executed and delivered by the Borrower to the Bank and containing the terms set forth in this commitment and such other terms, conditions, representations, warranties and covenants as are usual and customary in lending transactions such as the Loan, which documents may include one or more promissory notes, loan agreements, security agreements, guaranties, letter of credit applications/agreements, financing statements, assignment of lease and such other documents, instruments, certificates, registrations and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with the Loan (collectively, the "Loan Documents").

COLLATERAL: The Borrower will assign and grant to Bank a first lien security interest in Collateral (hereinafter defined) to secure the payment and the performance of the Loan.

Collateral is defined as all accounts receivable, inventory, assignments of lease agreements, and proceeds of the foregoing, now owned or hereafter acquired by Borrower.

The Bank will also take a first priority assignment of insurance upon the life of Karl F. Brown in the amount of $1,000,000.00. This insurance shall be assigned to Bank simultaneous with the release of the guaranty of Karl F. Brown.


GUARANTORS: This Loan shall be unconditionally and fully guaranteed by Karl F. Brown whose obligations to the Bank shall be joint and several with Borrower and shall be on such other written terms as are acceptable to the Bank. Guaranty will be released upon successful completion of an Initial Public Offering by Borrower satisfactory to Bank.

CONDITIONS PRECEDENT TO FIRST ADVANCE:
Prior to the making by the Bank of the first advance to the Borrower, the following conditions precedent shall have been satisfied.

The Bank shall have received, duly executed, all Loan Documents and any other documents and instruments necessary or advisable in connection with the Loan, all of which shall be in form and substance satisfactory to the Bank and its counsel.

ADVANCE PROCEDURE:

Advances on this Loan will be requested by telephonic or written communication from a person reasonably believed by the Bank to be an authorized representative of the Borrower. Unless otherwise agreed by the Bank, all advances will be made to a demand deposit account maintained at the Bank in the name of the Borrower.

Borrower will agree to maintain a borrowing base (hereinafter referred as "Borrowing Base") satisfactory at all times to Bank with the following parameters.

         If outstandings under the Loan are $4,000,000.00 or less, a monthly Borrowing Base certification will not be required. However, should outstandings under the Loan exceed $4,000,000.00, the Bank will require a monthly Borrowing Base certificate with the following conditions:



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         ACCOUNTS RECEIVABLE

         The Bank will lend an amount not to exceed 80% of Domestic Receivables less than 90 days from invoice. The Bank will lend an amount not to exceed 80% of Foreign Receivables less than 90 days from invoice. Eligible Foreign Receivables shall not exceed $2,000,000.00 of receivable availability under the Borrowing Base. In addition, ineligible accounts receivable will also include an entire account should 50% of that account balance be greater than 90 days from invoice.

         INVENTORY

         The Bank will advance an amount not to exceed 60% of Borrowers total "parts inventory" (defined as inventory ready for sale which is not whole aircraft engines or leased engines).

         WHOLE AIRCRAFT ENGINES (DOMESTIC AND FOREIGN DOMICILED)

         The Bank will advance 90% of the lower of cost or appraised value while the engine is being overhauled (the "Overhaul Period"). The Overhaul Period shall not exceed six (6) months. At the end of the Overhaul Period, the Bank will then advance 90% of the lower of total documented engine cost or re-appraised value for a period not to exceed six (6) months (the "Inception Period"). At the end of the Inception Period the Bank will, for a period not to exceed six (6) months, lend 75% against the lower of engine cost or appraised value. During the following 12 months, the Bank would lend 50% against the lower of engine cost or appraised value. If the engine has not sold during the preceding twelve month period, the engine would be deleted from the Borrowing Base unless the borrower gets the engine re-appraised by an appraiser acceptable to the Bank and, at the Bank's sole option, the above percentages could be re-applied.

         As additional expenditures are made on the engine during the Overhaul Period, Borrower shall periodically, but no more frequent than monthly, submit a "report of expenditures" satisfactory to Bank detailing the additional direct overhaul costs against which the Bank may advance 90% of the invoiced amount.

         LEASED ENGINES

         Leased Engines will be eligible for advances under separate term notes, which will be carved out of the Loan amount subject to review and assignment of perspective leases. These notes will be advanced at the lesser of 80% of the engine's cost or appraised value. Amortization of term notes will be related to the remaining life of the lease but not to exceed forty-eight (48) months. Borrower will agree to furnish quarterly depreciation reports on each engine under lease, and a note's balance may not exceed 80% an engine's depreciated value.


         CAPS ON BORROWING BASE COMPONENTS

         Availability under the Borrowing Base will be capped at $5,000,000.00 for parts inventory, $5,000,000.00 for leased engines and $2,000,000.00 for Foreign Receivables. There will be no cap within the Loan on domestic receivables nor on whole aircraft engines held for resale.

         Total advances under the Loan cannot exceed 100% of the book value of the Company's core assets (accounts receivable plus inventory).


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Should a whole aircraft engine or leased engine be dismantled into parts inventory, the inventory will be required to be reclassified into the appropriate category under the Borrowing Base.

FIELD EXAM: Bank will conduct a field exam, at the Borrower's expense, to confirm the appropriateness of the above parameters and overall advances of the Borrowing Base as collateral. The field exam shall occur between July 1, 1998 and July 31, 1998 if the outstandings under the Loan are equal to or less than $4,000,000.00. If the outstandings under the Loan exceed $4,000,000.00, the Bank reserves the right to require the field exam prior to July 1, 1998, and, if there are no outstandings under the Loan prior to July 31, 1998, no field exam will be conducted. The Bank will pay for any and all costs associated with the field exam which exceed $2,000.00.

REPORTING REQUIREMENTS:

So long as the Borrower is indebted to the Bank, the Borrower shall submit to the Bank the following:

1. Quarterly, within 45 days of the end of each quarter, internally prepared financial statements of the Borrower, including a balance sheet and income statement; and

2. Annually, within ninety (90) days following the end of the Borrower's fiscal year, a balance sheet and income statement prepared in accordance with generally accepted accounting principles on an Audited basis by an independent certified public accountant acceptable to the Bank, including statements of financial condition, income, cash flows and changes in shareholders' equity.

3. Guarantor shall submit personal financial statements, on NationsBank's standard form, to the Bank on an annual basis.

REPRESENTATIONS AND WARRANTIES: Customary, including confirmation of corporation status and authority; execution, delivery and performance of loan documents do not violate law or existing agreements; no litigation except as disclosed to Bank; ownership of property; payment of taxes; no material adverse change in financial condition or operations since December 31, 1997; principal place of business; compliance with environmental laws and continuation of representations and warranties.

FINANCIAL COVENANTS: The loan documentation will contain the following financial covenants:

Debt to Tangible Net Worth:   Maintain a ratio of debt to tangible net worth of
not greater than 1.75 to 1.0 as of the end of each of Borrower's fiscal quarters. Debt is defined as all liabilities of the Borrower in accordance with generally accepted accounting principals. Tangible Net Worth is defined as the total net worth less leasehold improvements, organizational expense, transfers to affiliates, employees, shareholders and related parties, and all other intangible assets as defined in accordance with generally accepted accounting principals.

Minimum Tangible Net Worth: Beginning at December 31, 1997, the Borrower will maintain a Minimum Tangible Net Worth of $4,500,000 plus 50% of all net profit after tax in each successive year beginning in fiscal year 1998.


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Cash Flow Coverage Ratio:  Maintain a minimum ratio of cash flow to debt service of not less than 1.25 to 1.0, measured initially upon receipt of June 30, 1998 financials, on a rolling four quarter basis. For this purpose cash flow coverage shall be defined as: Net Income after Taxes plus Interest Expense, Depreciation, Amortization, and other Non- Cash charges divided by Interest Expense plus Current Maturities of Long-Term Debt, Current Maturities of Capitalized Leases, and Dividends.

All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied.

AFFIRMATIVE COVENANTS: Customary, including delivery of financial statements, reports and other information requested by Bank; maintenance of insurance; continuation of business and maintenance of existence; compliance with laws and necessary Federal Aviation Administration regulations; payment of taxes; maintenance of property and notice of environmental claims.

NEGATIVE COVENANTS: Customary, including: limitations on capital expenditures, lease expenditures, compensation, transfer of assets or control, liens, borrowings, payments of dividends and distributions, and change of business.

EVENTS OF DEFAULT: A default shall occur under this Letter of Commitment and under each of the Loan Documents and under any other promissory note executed by Borrower in favor of Bank if the Borrower defaults in the payment of any amounts due and owing under the Loan or any other indebtedness owing to Bank or fails to timely and properly observe, keep or perform any term, covenant, agreement or condition in any of the Loan Documents or in any other loan agreement, promissory note, security agreement or other contract securing or evidencing payment of any indebtedness of Borrower of any loan to Bank or to any affiliate or subsidiary of NationsBank Corporation.

REMEDIES UPON DEFAULT: If an event of default shall occur Bank shall have all rights, powers and remedies available under each of the loan Documents as well as all rights and remedies available at law or in equity.

CLOSING COSTS AND EXPENSES: The Borrower shall pay all costs and expenses incurred by the Bank in connection with the Bank's review, due diligence and closing of the Loan, including attorneys' fees incurred by the Bank in connection with the negotiation and preparation of the Loan Documents, and all necessary Uniform Commercial Code filings at each location where Borrower's inventory and leased engines may be located, whether or not the Loan actually closes. The Bank is currently pursuing and acting in good faith to determine the appropriate limit on Bank's attorneys' fees to be paid by Borrower.

MATERIAL ADVERSE CHANGE: This commitment may be terminated, in the sole discretion of the Bank, upon the occurrence of a material adverse change in the financial condition of the Borrower or any other person liable to the Bank for the repayment of this Loan.


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NON-ASSIGNABLE:  This commitment and the right of Borrower to receive loans hereunder may not be assigned by Borrower.

RELIANCE: This commitment constitutes an offer by the Bank to the Borrower to make a Loan on the terms and conditions set forth herein and should not be relied upon by any third party for any purpose.

AMENDMENT AND WAIVER: No alteration, modification, amendment or waiver of any terms and conditions of this commitment, or of any of the documents required by or delivered to the Bank under this commitment, shall be effective or enforceable against the Bank unless set forth in a writing signed by the Bank.

GOVERNING LAW: This commitment and the Loan shall be governed by and construed in accordance with the laws of the State of North Carolina (without regard to choice of law principles).

INTEGRATION: The terms set forth above represent the entire understanding between the Borrower and the Bank with respect to the subject matter of this commitment, and this commitment supersedes any prior and contemporaneous agreements, commitments, discussions and understandings, oral or written, with respect to the subject matter of this commitment.


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